News Release

Media Contacts:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
Gail K. Warner +1 704 423 7048	2730 West Tyvola Road
Investor Relations Contact:	Charlotte, NC 28217-4578
Paul Gifford +1 704 423 5517	Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com

Goodrich Announces Full Year and Fourth Quarter 2004 Results, Reiterates Outlook for Full Year 2005

•	Full year 2004 net income per diluted share of $1.43, a 68 percent increase over full year 2003 results; sales increased 8 percent to $4,725 million in 2004.

•	Fourth quarter 2004 net income per diluted share of $0.30 on sales of $1,262 million.

•	Fourth quarter results include previously disclosed charges for partial settlement with Northrop Grumman related to the acquisition of TRW Aeronautical Systems, charges related to early conclusion of Boeing 717 production and premiums and associated costs related to the early retirement of long-term debt.

•	Fourth quarter cash flow from operations of $176 million, quarter-end cash balance of $298 million.

•	Sales growth in all segments and market channels in fourth quarter 2004 compared to fourth quarter 2003.

CHARLOTTE, NC, February 7, 2005 – Goodrich Corporation announced results today for the fourth quarter and full year 2004. The company also reiterated its prior outlook for 2005.

Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “The fourth quarter 2004 included several positive developments for Goodrich, including the continuation of strong sales growth in all of our segments and market channels. Total sales grew 12 percent compared to the fourth quarter 2003. Sales of original equipment products to Boeing and Airbus grew by more than 12 percent, total military and space sales grew almost 14 percent and commercial aftermarket sales continued to grow with an increase of almost 7 percent during the quarter. We were awarded important new program positions that should fuel consistent long-term growth. During the quarter, we negotiated a $99 million partial settlement with Northrop Grumman relating to our acquisition of TRW Aeronautical Systems, and used the proceeds to increase the funding of our pension plan and to retire additional long-term debt. We anticipate a strong year for Goodrich in 2005, and expect both our top-line and bottom-line to benefit from the continued recovery in our commercial aerospace business.”

For the full year 2004, the company reported net income of $172 million, or $1.43 per diluted share, on sales of $4,725 million. For the full year 2003, net income was $100 million, or $0.85 per diluted share, on sales of $4,383 million. Sales increased $342 million, or 8 percent, as the company experienced growth in all market channels and for all reportable segments. Approximately $84 million of the sales increase resulted from foreign currency translation. The full year 2004 earnings results include after tax charges for the partial settlement with Northrop Grumman, early conclusion of Boeing 717 production, premiums and associated costs related to the early retirement of long-term debt, asset impairment, and facility closure and headcount reductions as detailed in the following table. For the full year 2004, Goodrich reported a lower than expected effective income tax rate of 22 percent, reflecting favorable state and foreign tax settlements, adjustments related to state income taxes and to the finalization of its 2003 federal tax return, offset in part by additional reserves for certain income tax issues.

	Full year
	2004		2003
	Sales & After-		Sales & After-
	tax earnings	Diluted	tax earnings	Diluted
Sales and Earnings – Additional Details	($ in Millions)	EPS	($ in Millions)	EPS
Sales	$4,725		$4,383

Income from Continuing Operations*	$156	$1.30	$38	$0.33
Income from Discontinued Operations	—	—	$62	$0.52
Cumulative effect of change in accounting	$16	$0.13	—	—

Net income	$172	$ 1.43	$100	$0.85

*Included in Income from Continuing Operations (amounts after-tax):
Non-cash asset impairment charges:
Cordiem investment write-off	—	—	($8)	($0.07)
Super 727 inventory and receivables impairment	—	—	($54)	($0.46)
Other facility and spare part valuation adjustments	—	—	($22)	($0.19)
Notes/Accounts receivable write-offs	($5)	($0.04)	($2)	($0.01)
Sub-total – non-cash asset impairment charges	($5)	($0.04)	($86)	($0.73)

Charge associated with partial settlement with Northrop Grumman	($15)	($0.12)	—	—
Charge associated with early conclusion of 717 production	($4)	($0.04)	—	—
Charge associated with early termination of production of PW4000 Nacelle	—	—	($10)	($0.08)
Premiums and associated costs related to the early retirement of long-term debt	($10)	($0.08)	—	—

Facility closure and headcount reduction actions	($9)	($0.08)	($17)	($0.14)
Gain on sale of Noveon PIK notes	—	—	$5	$0.04
Total of items above	($43)	($0.36)	($108)	($0.91)
Average Shares Outstanding – Diluted (in millions)	120.3		118.2

The company reported fourth quarter 2004 net income of $37 million, or $0.30 per diluted share, on sales of $1,262 million. This compares to fourth quarter 2003 net income of $23 million, or

$0.19 per diluted share, on sales of $1,130 million. The increased sales were primarily due to higher volume in all of the company’s market channels and reportable segments. Fourth quarter 2004 net income included after tax charges of $15 million associated with the partial settlement with Northrop Grumman, $4 million associated with the early conclusion of Boeing 717 production and $8 million for premiums and associated costs related to the early retirement of long-term debt. Fourth quarter 2003 net income included a $10 million after tax charge associated with early termination of original equipment deliveries of Pratt & Whitney PW4000 engine nacelle components.

Additionally, the company’s reported results for the fourth quarter 2004 included $3 million in after-tax charges for facility closure and headcount reduction actions. Similar charges for the fourth quarter 2003 were $5 million after-tax. During the fourth quarter 2004, foreign currency translation had a favorable impact on sales of approximately $22 million, while translation of non-U.S. dollar net expenses had a negligible impact on net income, compared to the fourth quarter 2003. The company reported an income tax benefit for the fourth quarter 2004 of $0.3 million, reflecting favorable foreign tax settlements, adjustments related to state income taxes and the finalization of its 2003 federal tax return, offset in part by additional reserves for certain income tax issues.

Cash flow from operations during the fourth quarter 2004 was $176 million. In the quarter the company received $89 million from the partial settlement with Northrop Grumman, contributed $78 million to its worldwide pension plans compared to $21 million in the fourth quarter of 2003, and had capital expenditures of $70 million versus $50 million in the fourth quarter of 2003.

Goodrich continued to execute its deleveraging strategy by reducing long-term debt by $131 million during the fourth quarter 2004. Premiums and associated costs of $8 million after tax for debt retirement are included in the fourth quarter 2004 income from continuing operations.

For the full year 2004, Goodrich reduced its long-term debt by approximately $312 million while maintaining a strong liquidity position and investing substantial amounts in new product development. During 2003, the company reduced debt by $423 million.

Cash Flow Comparison	Fourth Quarter		Full year
(Dollars in Millions)	2004	2003	2004	2003
Cash Flow from Operations*	$176	$214	$416	$553

Capital Expenditures	($70)	($50)	($152)	($125)

*Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	($5)	($9)	($28)	($47)
Pension Contributions	($78)	($21)	($128)	($63)
Partial settlement with Northrop Grumman	$89	—	$99	—

The cash balance of $298 million at December 31, 2004 decreased by $48 million from the balance of $346 million at September 30, 2004. The decrease resulted primarily from cash outflows for debt retirement and pension plan funding, which were partially offset by positive results from operations and the cash inflow from the partial settlement with Northrop Grumman.

Business Highlights

•	During the fourth quarter 2004, Goodrich was selected to supply four additional systems on the Boeing 787 Dreamliner aircraft, specifically, the electric braking system, the cargo system, a portion of the exterior lighting and the sensor suite for the Rolls-Royce Trent 1000 engine option. These awards, plus earlier awards on the aircraft, are expected to generate over $7 billion in original equipment and aftermarket sales through 2028.

•	On November 3 the United States Court of Federal Claims ruled in favor of Coltec Industries Inc in the tax refund case Coltec Industries Inc v. United States. If the Government does not appeal the decision or if the decision is ultimately upheld, Goodrich will be entitled to the tax refund and related interest pursuant to an agreement with Coltec. As of December 31, 2004, the total pre-tax value of the tax refund and related interest was $129.5 million. The Government has not announced whether or not it intends to appeal the ruling.

2005 Outlook

The company’s outlook for 2005 is unchanged from that provided in its November 15, 2004 press release. Sales for 2005 are expected to grow about 6 – 8 percent from 2004 levels, to a range of $5.0 - $5.1 billion. Margin growth in excess of the growth in sales is expected to result in fully diluted earnings per share (EPS) from continuing operations in the range of $1.60 - $1.80, an increase of 23 – 38 percent from the 2004 fully diluted EPS from continuing operations.

Goodrich’s 2005 outlook is based on the following market assumptions:

•	Deliveries of Boeing and Airbus large commercial aircraft are expected to be significantly higher in 2005, compared to 2004. Boeing and Airbus reported actual deliveries for 2004 of 605 aircraft. Their deliveries for 2005 are expected to increase by approximately 11 percent, to about 670 aircraft.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to continue to grow. Goodrich expects global ASM growth of about 5 percent in 2005, compared to 2004. Goodrich sales to airlines for large commercial and regional aircraft aftermarket parts and service are expected to grow approximately in-line with increases in capacity.

•	Total regional and business aircraft production is expected to be relatively flat in 2005, compared to 2004, as deliveries of business jets are expect to increase, offsetting the expected decrease in regional aircraft deliveries.

•	Military sales (OE and aftermarket) are expected to increase roughly in line with global military budgets, which are expected to grow in the low single digit range for 2005, compared to 2004.

Goodrich continues to expect cash flow from operations, minus capital expenditures, to exceed 75 percent of net income in 2005. The company continues to expect 2005 capital expenditures to be in the range of $190 — $210 million.

The current earnings and cash flow from operations outlook for 2005 does not include any premiums and associated costs, or interest expense savings, related to further early retirement of debt during 2005 or resolution of the previously disclosed Rohr and Coltec tax litigation.

The supplemental segment discussion and tables that follow provide more detailed information about the fourth quarter and full year 2004 results.

Goodrich will hold a conference call on February 7, 2005 at 10:00 AM U.S. Eastern time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5542.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest aerospace companies in the world. For more information visit http://www.goodrich.com

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to:

•	demand for and market acceptance of new and existing products, such as the Airbus A380, the Boeing 787 Dreamliner, the Embraer 190, the Lockheed Martin F-35 Joint Strike Fighter and F-22 Raptor;

•	the company’s ability to extend its contracts with Boeing relating to the 787 Dreamliner beyond the initial contract period;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	the possibility of additional contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the payment of premiums and associated costs by the company in connection with the early retirement of debt;

•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc.;

•	the actual amount of future liabilities assumed by the company pursuant to the partial settlement with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the possibility of restructuring and consolidation actions beyond those previously announced by the company;

•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;

•	competitive product and pricing pressures;

•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;

•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts).

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

###

Supplemental Segment Review

	Dollars in millions
Total Segment Results	4Q 2004	4Q 2003
Sales	$1,262	$1,130
Segment Operating Income	$116	$99
Margin %	9.2%	8.8%

Included below is a summary discussion of sales and operating income changes by segment:

Airframe Systems: Airframe Systems segment sales of $424 million in the fourth quarter 2004 increased $31 million, or 8 percent, from $393 million in the fourth quarter 2003. The increase was primarily due to the following:

•	Favorable currency translation on non-U.S. dollar sales, primarily in actuation systems and landing gear,

•	Higher landing gear commercial OE sales volumes,

•	Higher commercial aircraft wheel and brake sales volume, and

•	Higher commercial and military sales of actuation systems.

Airframe Systems segment operating income of $16.1 million in the fourth quarter 2004 decreased $0.5 million, or 3 percent, from $16.6 million in the fourth quarter 2003. Segment operating income decreased as the favorable sales volume described above was more than offset by:

•	Charge of $9 million associated with the partial settlement with Northrop Grumman, and

•	Increased new program development costs, primarily in actuation systems in support of the A380 program.

Engine Systems: Engine Systems segment sales of $517 million in the fourth quarter 2004 increased $70 million, or 16 percent, from $447 million in the fourth quarter 2003. The increase was primarily due to the following:

•	Higher aerostructures engine OE and U.S. military sales volume,

•	Higher cargo systems aftermarket sales volume,

•	Favorable currency translation on non-U.S. dollar sales, primarily in engine controls,

•	Increased sales volume of military original equipment and aftermarket engine controls, and

•	Higher sales volume of turbine fuel engine components for U.S. military and regional aircraft applications and to the power generation market.

Engine Systems segment operating income of $55.9 million in the fourth quarter 2004 increased $12.3 million, or 28 percent, from $43.6 million in the fourth quarter 2003. Segment operating income was higher due to:

•	Higher sales volume as described above, and

•	The absence in the fourth quarter 2004 of a $10 million charge associated with early termination of original equipment deliveries of Pratt and Whitney PW4000 engine nacelle components, which was recorded in the fourth quarter 2003.

The increase in Engine Systems segment operating income was partially offset by the following:

•	Charge of $11 million associated with the partial settlement with Northrop Grumman,

•	Charge of $7 million for early conclusion of Boeing 717 production,

•	Increased aerostructures contract costs for certain U.S. military and regional jet applications, and

•	Increased new program development costs for aerostructures and engine controls.

Electronic Systems: Electronic Systems segment sales of $321 million in the fourth quarter 2004 increased $31 million, or 11 percent, from $290 million in the fourth quarter 2003. The increase was primarily due to the following:

•	Higher sales volume of regional and business jet aircraft original equipment and aftermarket products for de-icing & specialty systems, sensor systems, power systems and lighting systems,

•	Higher military and space original equipment sales in optical and space systems, power systems and sensor systems offsetting lower sales in fuel & utility systems, and

•	Higher commercial aftermarket sales in aircraft interior products and sensor systems.

Partially offsetting the increase in sales were:

•	Decreases in sales in the commercial original equipment products for Airbus programs in aircraft interior products, and

•	Decreases in sales of military and space aftermarket products in most businesses.

Electronic Systems segment operating income of $44.3 million in the fourth quarter 2004 increased $5.5 million, or 14 percent, from $38.8 million in the fourth quarter 2003. Segment operating income increased proportionately with the volume increase, partially offset by the following:

•	Charge of $3 million associated with the partial settlement with Northrop Grumman,

•	Increased investments in research and development costs and bid and proposal costs in an effort to win new programs, and

•	Operational inefficiencies in propulsion products.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Twelve Months
	Ended		Ended
	December 31		December 31
	2004	2003	2004	2003
Sales	$1,261.9	$1,130.3	$4,724.5	$4,382.9

Operating costs and expenses:
Cost of sales	958.3	861.2	3,507.1	3,365.9
Selling and administrative costs	208.8	187.6	803.9	720.9
Restructuring and consolidation costs	5.0	7.3	13.7	51.1

	1,172.1	1,056.1	4,324.7	4,137.9

Operating Income	89.8	74.2	399.8	245.0
Interest expense	(34.4)	(38.4)	(143.2)	(155.5)
Interest income	1.1	0.6	3.4	6.0
Other expense – net	(20.1)	(1.4)	(60.7)	(26.3)

Income from continuing operations before income taxes and trust distributions	36.4	35.0	199.3	69.2
Income tax benefit (expense)	0.3	(12.4)	(43.3)	(22.8)
Distributions on trust preferred securities	—	—	—	(7.9)

Income From Continuing Operations	36.7	22.6	156.0	38.5
Income from discontinued operations - net of taxes	—	—	—	62.4
Cumulative effect of change in accounting	—	—	16.2	(0.5)

Net Income	$36.7	$22.6	$172.2	$100.4

Basic Earnings per Share
Continuing Operations	$0.31	$0.19	$1.32	$0.33
Discontinued Operations	—	—	—	0.52
Cumulative Effect of Change in Accounting	—	—	0.13	—

Net Income	$0.31	$0.19	$1.45	$0.85

Diluted Earnings per Share
Continuing Operations	$0.30	$0.19	$1.30	$0.33
Discontinued Operations	—	—	—	0.52
Cumulative Effect of Change in Accounting	—	—	0.13	—

Net Income	$0.30	$0.19	$1.43	$0.85

Dividends declared per common share	$0.20	$0.20	$0.80	$0.80

Weighted - Average Number of Shares Outstanding (in millions)
Basic	118.9	117.5	118.6	117.4

Diluted	120.5	118.9	120.3	118.2

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING
(DOLLARS IN MILLIONS)

	Three Months		Twelve Months
	Ended		Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sales:
Airframe Systems	$423.8	$392.7	$1,629.7	$1,563.8
Engine Systems	517.4	447.4	1,939.6	1,714.9
Electronic Systems	320.7	290.2	1,155.2	1,104.2

Total Sales	$1,261.9	$1,130.3	$4,724.5	$4,382.9

Operating Income:
Airframe Systems	$16.1	$16.6	$90.1	$79.1
Engine Systems	55.9	43.6	264.9	97.3
Electronic Systems	44.3	38.8	137.8	140.0

Total Segment Operating Income	116.3	99.0	492.8	316.4

Corporate General and Administrative Costs	(26.5)	(24.8)	(93.0)	(71.4)

Total Operating Income	$89.8	$74.2	$399.8	$245.0

Segment Operating Income as a Percent of Sales:
Airframe Systems	3.8%	4.2%	5.5%	5.1%
Engine Systems	10.8%	9.7%	13.7%	5.7%
Electronic Systems	13.8%	13.4%	11.9%	12.7%

Total Segment Operating Income as a Percent of Sales	9.2%	8.8%	10.4%	7.2%

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET
(DOLLARS IN MILLIONS)

	December 31,
	2004	2003
Current Assets
Cash and cash equivalents	$297.9	$378.4
Accounts and notes receivable - net	654.4	608.5
Inventories – net	1,166.8	964.2
Deferred income taxes	134.1	105.0
Prepaid expenses and other assets	112.8	82.7

Total Current Assets	2,366.0	2,138.8

Property, plant and equipment – net	1,165.0	1,175.9
Prepaid pension	275.5	219.5
Goodwill	1,266.3	1,259.5
Identifiable intangible assets – net	507.0	484.7
Deferred income taxes	20.1	32.8
Other assets	608.2	640.3

Total Assets	$6,208.1	$5,951.5

Current Liabilities
Short-term bank debt	$1.0	$2.7
Accounts payable	511.6	414.5
Accrued expenses	740.7	648.2
Income taxes payable	294.4	290.7
Deferred income taxes	22.0	15.7
Current maturities of long-term debt and capital lease obligations	2.4	75.6

Total Current Liabilities	1,572.1	1,447.4

Long-term debt and capital lease obligations	1,899.4	2,136.6
Pension obligations	761.7	642.0
Postretirement benefits other than pensions	302.7	319.2
Deferred income taxes	24.3	15.1
Other non-current liabilities	305.0	197.7
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 132,709,310 shares at December 31, 2004, and 131,265,173 shares at December 31, 2003 (excluding 14,000,000 shares held by a wholly-owned subsidiary at each date)	663.5	656.3
Additional paid-in capital	1,077.9	1,035.8
Income retained in the business	119.5	42.4
Accumulated other comprehensive income (loss)	(103.7)	(126.1)
Unearned compensation	—	(1.4)
Common stock held in treasury, at cost (13,566,071 shares at December 31, 2004, and 13,539,820 shares at December 31, 2003)	(414.3)	(413.5)

Total Shareholders’ Equity	1,342.9	1,193.5

Total Liabilities And Shareholders’ Equity	$6,208.1	$5,951.5

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLARS IN MILLIONS)

	Year Ended December 31,
	2004	2003
Operating Activities
Income from continuing operations	$156.0	$38.5
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Restructuring and consolidation:
Expenses	13.3	51.1
Payments	(27.6)	(46.6)
In-process research and development	—	—
Aeronautical Systems inventory step-up	—	—
Asset impairments	0.4	86.1
Depreciation and amortization	222.9	219.1
Stock-based compensation expense	18.0	2.8
Loss on extinguishment of debt	15.1	—
Deferred income taxes	32.0	41.6
Net gains on sale of businesses	—	—
Payment-in-kind interest income	—	(4.3)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	16.6	96.8
Change in receivables sold, net	(25.0)	—
Inventories	(174.2)	(18.4)
Other current assets	(82.5)	(5.9)
Accounts payable	81.4	(52.2)
Accrued expenses	95.4	28.7
Income taxes payable	(0.1)	108.2
Tax benefit on non-qualified options	3.5	0.4
Other non-current assets and liabilities	70.4	7.2

Net Cash Provided By Operating Activities	415.6	553.1

Investing Activities
Purchases of property, plant and equipment	(152.0)	(125.1)
Proceeds from sale of property, plant and equipment	11.4	6.9
Proceeds from sale of business	—	—
Proceeds from payment-in-kind notes	—	151.9
Payments received (made) in connection with acquisitions, net of cash acquired	(0.5)	23.6

Net Cash Provided (Used) By Investing Activities	(141.1)	57.3

Financing Activities
Increase (decrease) in short-term debt, net	(2.8)	(377.4)
Proceeds from issuance of long-term debt	—	20.0
Repayment of long-term debt and capital lease obligations	(274.8)	(74.9)
Loss on extinguishment of debt	(13.1)	—
Proceeds from issuance of common stock	27.5	9.1
Purchases of treasury stock	(0.2)	(0.3)
Dividends	(94.7)	(94.0)
Distributions on trust preferred securities	—	(7.9)

Net Cash Provided (Used) By Financing Activities	(358.1)	(525.4)

Discontinued Operations
Net cash provided (used) by discontinued operations	—	138.1
Effect of exchange rate changes on cash and cash equivalents	3.1	5.4

Net increase (decrease) in cash and cash equivalents	(80.5)	228.5
Cash and cash equivalents at beginning of period	378.4	149.9

Cash and cash equivalents at end of period	$297.9	$378.4

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(DOLLARS IN MILLIONS)

	Year Ended December 31,
	2004	2003
Preliminary Income Statement Data:
Non-Segment Expenses:

Net Interest Expense	$(139.8)	$(149.5)
-Payment-in-Kind Interest Income	$—	$4.3
(included in Net Interest Expense above)

Other Income (Expense), Net	$(60.7)	$(26.3)

-Discontinued Retiree Health Care	$(18.9)	$(20.7)
-Other Income (Expense)	$(41.8)	$(5.6)

Preliminary Cash Flow Data:
Dividends	$(94.7)	$(94.0)
Depreciation and Amortization	$222.9	$219.1
-Depreciation	$162.5	$157.8
-Amortization	$60.4	$61.3

	December 31,
	2004	2003
Preliminary Balance Sheet Data:

Short-term Bank Debt	$1.0	$2.7
Current Maturities of Long-term Debt and Capital Lease Obligations including Manditorily Redeemable Preferred Securities of Trust (QUIPS)	2.4	75.6
Long-term Debt and Capital Lease Obligations	1,899.4	2,136.6

Total Debt[1] + QUIPS	$1,902.8	$2,214.9
Cash and Cash Equivalents	297.9	378.4

Net Debt[1] + QUIPS	$1,604.9	$1,836.5

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.